Exhibit 5.1

May 25, 2023

Strong Global Entertainment, Inc.

4201 Congress Street, Suite 175

Charlotte, NC 28209

Ladies and Gentlemen:

Re:	Strong Global Entertainment, Inc. - Registration Statement on Form S-8

We are Canadian counsel to Strong Global Entertainment, Inc. (the “Company”). We are writing in reference to the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement (the “Registration Statement”) on Form S-8 under the United States Securities Act of 1933 (the “Act”). We understand that the purpose of the Registration Statement is to register up to a maximum of 751,177 Class A Common Voting Shares without par value (the “Common Shares”) issuable pursuant to the exercise of stock options (“Options”) granted or to be granted pursuant to the Company’s 2023 Share Compensation Plan (the “Share Compensation Plan”) and the vesting of restricted share units (“RSUs”) awarded or to be awarded pursuant to the Share Compensation Plan. The Share Compensation Plan was approved by the board of directors of the Company (the “Board”) by way of consent resolutions dated May 10, 2023 (the “Board Resolutions”) and the sole shareholder of the Company (the “Shareholder”) by way of consent resolutions dated June 11, 2022 (the “Shareholder Resolutions”).

For the purposes of this opinion, we have examined:

(a)	a certificate of an officer of the Company dated May 25, 2023, as to several matters, including but not limited to:

(i)	the approval of the Share Compensation Plan, including the issuance of the Common Shares pursuant to the exercise of Options in accordance with the provisions of the Share Compensation Plan, and the issuance of the Common Shares pursuant to the vesting of RSUs awarded in accordance with the provisions of the Share Compensation Plan, by the Board and attaching a copy of the Board Resolutions; and

(ii)	the approval of the Share Compensation Plan by the Shareholder and attaching a copy of the Shareholder Resolutions; and

(b)	a copy of the Share Compensation Plan.

We have also examined and relied upon the corporate records of the Company maintained by us and have considered such matters of law as we believe necessary and relevant to enable us to give, and as the basis for, this opinion. We have, without making any independent investigation, assumed the completeness of such corporate records, the conformity to originals of telecopied, certified and photographically reproduced documents that we have examined and the proper authority of all signatories, other than those on behalf of the Company, and the authenticity of all signatures on documents that have been examined by us.

Gowling WLG (Canada) LLP Suite 1600, 1 First Canadian Place 100 King Street West Toronto ON M5X 1G5 Canada	T +1 416 862 7525 F +1 416 862 7661 gowlingwlg.com	Gowling WLG (Canada) LLP is a member of Gowling WLG, an international law firm which consists of independent and autonomous entities providing services around the world. Our structure is explained in more detail at gowlingwlg.com/legal.

Our opinion below is expressed only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The opinion hereinafter expressed is based on such laws in effect on the date hereof.

In reviewing such documents, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals or certified copies and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles and the authenticity of all originals of such documents.

As to various questions of fact relevant to the opinion expressed herein, including with regards to the current issued and outstanding Common Shares, Options, RSUs and other securities of the Company, we have relied upon, and assume the accuracy of the representations and warranties contained in the documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein. We also have assumed that any future changes to the terms and conditions of the Share Compensation Plan will be duly authorized by the Company and will comply with all applicable laws and that any Common Shares issued on the exercise of Options or vesting of RSUs, as the case may be, will be issued in accordance with the terms governing such Options or RSUs, the Share Compensation Plan and the terms of the applicable grant or award.

Based upon and subject to the foregoing, we are of the opinion that the 751,177 Common Shares reserved by the Company for issuance will upon:

1.	the exercise of Options granted pursuant to the Share Compensation Plan will, upon the due and valid exercise by the holder of such Options in accordance with the terms of the grant of such Options, and the terms of the Share Compensation Plan, the receipt by the Company of payment in full for each such Common Share to be issued and the issuance of such Common Shares in accordance with the terms governing such Options and the terms of the Share Compensation Plan, be validly issued as fully paid and non-assessable Common Shares; and

2.	the vesting of RSUs awarded pursuant to the Share Compensation Plan will, upon the award of RSUs in accordance with the terms of the Share Compensation Plan, the due and valid vesting of each such RSUs in accordance the terms of the award of such RSUs and the terms of the Share Compensation Plan and the issuance of such Common Shares in accordance with the terms governing such RSUs and the Share Compensation Plan, be validly issued as fully paid and non-assessable Common Shares.

Consent is hereby given to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours very truly,

/s/ Gowling WLG (Canada) LLP

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